Filed Pursuant to Rule 424(B)(2)
Registration Statement No. 333-130074

Pricing Supplement to the Prospectus dated December 5, 2006, the Prospectus Supplement dated December 5, 2006, and the Prospectus Supplement No. 634 dated June 1, 2007 — No. 675

The Goldman Sachs Group, Inc. Medium-Term Notes, Series B $100,000,000 Strategy-Linked Notes due 2017 (Linked to the Enhanced Strategy on the Dow Jones-AIG Commodity Index)

        The amount you will receive on your notes on the stated maturity date (December 28, 2017, subject to postponement as described elsewhere in this pricing supplement) will be based on the performance of the DJAIG Enhanced Strategy Excess Return (which we refer to as the “strategy” in this pricing supplement and references to an index in the accompanying prospectus supplement no. 634 will be deemed references to the strategy), as measured during the period beginning on the trade date (December 19, 2007) through the determination date (December 19, 2017, subject to postponement as described elsewhere in this pricing supplement).

        On the stated maturity date, for each of your notes we will pay you an amount in cash equal to the $1,000 face amount plus the supplemental amount, if any. We will determine the supplemental amount by first calculating the rate of increase or decrease in the strategy, which we refer to as the “strategy return”.

        The strategy return will be determined as follows: First, we will subtract the initial strategy level of 322.40 from the final strategy level (which will be the closing level of the strategy on the determination date, subject to adjustments in case of market disruption or non-trading days). Then, we will divide the result by the initial strategy level, and express the resulting fraction as a percentage.

        The supplemental amount will then be calculated as follows:

•	If the final strategy level is greater than the initial strategy level, the supplemental amount will be the product of (a) the $1,000 face amount multiplied by (b) the participation rate of 235% multiplied by (c) the strategy return.
•	If the final strategy level is equal to or less than the initial strategy level, the supplemental amount will be zero.

        Therefore, if the final strategy level is equal to or less than the initial strategy level, you will not receive any supplemental amount. Because the final strategy level may be equal to or less than the initial strategy level, you may not receive any supplemental amount at maturity. You will not be paid any interest and no other payments will be made prior to the stated maturity date.

        Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the offered notes found in “Summary Information” on page S-2 in this pricing supplement and the general terms of the index-linked notes found in “General Terms of the Index-Linked Notes” on page S-29 of the accompanying prospectus supplement no. 634.

        Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or other relevant factors, the value of your notes on the date of this pricing supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the issue price. We encourage you to read “Additional Risk Factors Specific to Your Notes” on page S-7 so that you may better understand those risks.

Original issue date (settlement date): December 28, 2007

Original issue price: 100% of the face amount

Underwriting discount: 0.45% of the face amount

Net proceeds to the issuer: 99.55% of the face amount

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement. Any representation to the contrary is a criminal offense.

        Goldman Sachs may use this pricing supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co., or any other affiliate of Goldman Sachs may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

        ”Dow Jones”, “AIG®”, “Dow Jones-AIG Commodity Index” and “DJ-AIGCISM” are service marks of Dow Jones &Company, Inc. and American International Group, Inc. (“American International Group”), as the case may be, and have been licensed for use for certain purposes by The Goldman Sachs Group, Inc. The notes based on the DJ-AIGCISM, are not sponsored, endorsed, sold, or promoted by Dow Jones, AIG International Inc. (“AIGI”), American International Group, or any of their respective subsidiaries or affiliates, and none of Dow Jones, AIGI, American International Group, or any of their respective subsidiaries or affiliates, makes any representation regarding the advisability of investing in such notes.

Goldman, Sachs & Co.

Pricing Supplement dated December 19, 2007

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS, PROSPECTUS SUPPLEMENTS AND PROSPECTUS ADDENDUM, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Prospectus dated December 5, 2006
Prospectus Supplement dated December 5, 2006
Prospectus Supplement No. 634 dated June 1, 2007
Prospectus Addendum dated December 10, 2007

SUMMARY INFORMATION

       We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below. Please note that in this pricing supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 5, 2006, as supplemented by the accompanying prospectus supplement, dated December 5, 2006, of The Goldman Sachs Group, Inc., and references to the “accompanying prospectus supplement no. 634” mean the accompanying prospectus supplement no. 634, dated June 1, 2007, of The Goldman Sachs Group, Inc., to the accompanying prospectus.

        This section is meant as a summary and should be read in conjunction with the section entitled “General Terms of the Index-Linked Notes” on page S-29 of the accompanying prospectus supplement no. 634. All references to an index in the accompanying prospectus dated December 5, 2006, the accompanying prospectus supplement dated December 5, 2006 and the accompanying prospectus supplement no. 634 will be deemed references to the strategy, as applicable.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Strategy: The Enhanced Strategy on the Dow Jones-AIG Commodity Index (Bloomberg ticker: ENHGD27P) herein referred to as the “strategy”

Index sponsor: the corporation or other entity that, in the determination of the calculation agent, (i) is responsible for setting and reviewing the rules and procedures and the methods of calculation and adjustments, if any, related to the Dow Jones-AIG Commodity Index and (ii) announces (directly or through an agent) the level of the Dow Jones-AIG Commodity Index on each business day. As of the date of this pricing supplement, the index sponsor is Dow Jones & Company, Inc.

Strategy sponsor: the corporation or other entity that, in the determination of the calculation agent, (i) is responsible for setting and reviewing the rules and procedures and the methods of calculation and adjustments, if any, related to the strategy and (ii) announces (directly or through an agent) the level of the strategy on each business day. As of the date of this pricing supplement, the strategy sponsor is Goldman, Sachs & Co.

Specified currency: U.S. dollars (“$”)

Face amount: each note will have a face amount of $1,000; $100,000,000 in the aggregate for all the offered notes

Terms to be specified in accordance with the accompanying prospectus supplement no. 634:

•	type of notes: notes linked to a single strategy
•	maximum supplemental amount: not applicable
•	minimum supplemental amount: not applicable
•	averaging dates: not applicable
•	interest: not applicable
•	redemption right or price dependent redemption right: not applicable

Payment amount: we will pay you for each of your notes on the stated maturity date an amount in cash equal to the sum of the $1,000 face amount plus the supplemental amount, if any

Supplemental amount:

•	if the final strategy level is greater than the initial strategy level, the supplemental amount will equal the product of (a) the $1,000 face amount multiplied by (b) the participation rate multiplied by (c) the strategy return; or
•	if the final strategy level is equal to or less than the initial strategy level, the supplemental amount will equal zero

Initial strategy level: 322.40

Final strategy level: the closing level of the strategy on the determination date, except in the limited circumstances described under “— Consequences of a market disruption event or a non-trading day” below and subject to adjustment as provided under “— Discontinuance or modification of the strategy” below

Participation rate: 235%

Strategy return: the quotient of (1) the final strategy level minus the initial strategy level divided by (2) the initial strategy level, expressed as a percentage

Closing level: the closing level of the strategy, or any successor strategy, published by the strategy sponsor

Trade date: December 19, 2007

Original issue date (Settlement date): December 28, 2007

Stated maturity date: December 28, 2017, unless postponed as described under “General Terms of the Index-Linked Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-32 of the accompanying prospectus supplement no. 634

Determination date: December 19, 2017, unless postponed as described under “General Terms of the Index-Linked Notes — Payment of Principal on Stated Maturity Date — Determination Date — Notes Linked to a Single Index” on page S-32 of the accompanying prospectus supplement no. 634

No interest: the offered notes do not bear interest

No listing: the offered notes will not be listed on any securities exchange or interdealer quotation system

No redemption: the offered notes are not subject to redemption right or price dependent redemption right

Calculation agent: Goldman Sachs International

Business day: as described under “General Terms of the Index-Linked Notes — Special Calculation Provisions —Business Day” on page S-38 of the accompanying prospectus supplement no. 634

Trading day: the trading day for your notes will be different from the definition provided in “General Terms of the Index-Linked Notes — Special Calculation Provisions — Trading Day” on page S-38 of the accompanying prospectus supplement no. 634; the trading day for your notes will mean a day on which (i) all exchanges on which any of the strategy commodities are traded are open for trading, (ii) the strategy sponsor is open for business, (iii) the calculation agent in London is open for business and (iv) the offices of Goldman, Sachs & Co. in New York City are open for business; although the strategy sponsor may publish a strategy level with respect to the strategy on a day when one or more of the exchanges for the strategy commodities are closed, that day would not be a trading day for your notes

CUSIP no.: 38141G FF6

ISIN no.: US38141GFF63

Consequences of a market disruption event or a non-trading day: the procedures described under “General Terms of the Index-Linked Notes — Payment of Principal on Stated Maturity Date — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-33 of the accompanying prospectus supplement no. 634 will not apply to your notes; instead, the following procedures will apply for your notes:

if a day that would otherwise be the determination date occurs on a day which is not a trading day, the determination date will be postponed to the next following trading day (which we refer to as the postponed trading day in this pricing supplement), subject to postponement due to a market disruption event as described below;

if a market disruption event occurs or is continuing on a day that would otherwise be the determination date, then the determination date will be postponed to the next following trading day on which a market disruption event does not occur and is not continuing; in no event, however, will the determination date be postponed by more than five business days; if the determination date is postponed to the last possible day but a market disruption event occurs or is continuing on that day or such last possible day is not a trading day, that day will nevertheless be the determination date;

on the determination date, the final strategy level will be determined in the manner described under “Final strategy level” above, subject to the adjustment due to a market disruption event as described below; if a market disruption event occurs or is continuing on any day from and including December 19, 2017 to and including the determination date, the calculation agent will determine the final strategy level by reference to the official settlement price, as published by the exchange on which it is traded (which is referred to as the settlement price in this pricing supplement), of each strategy commodity, using the then-current method for calculating the strategy, based on, (i) for each strategy commodity that is not affected by a market disruption event on December 19, 2017 or, as the case may be, the postponed trading day, the settlement price of each such strategy commodity on December 19, 2017 or, as the case may be, the postponed trading day, and (ii) for each strategy commodity that is affected by a market disruption event on December 19, 2017 or, as the case may be, the postponed trading day, the settlement price of each such strategy commodity on the first trading day immediately following December 19, 2017 or, as the case may be, the postponed trading day, on which no market disruption event occurs or is continuing with respect to such strategy commodity; provided that, if a market disruption event occurs or is continuing on the determination date with respect to any strategy commodity whose settlement price has not yet been determined, then the calculation agent will determine, in its reasonable judgment, a price to be used with respect to such strategy commodity, for purposes of calculating the final strategy level, on the determination date;

if the strategy sponsor fails to calculate or publish the level of the strategy on the determination date, then the calculation agent will calculate the final strategy level based on the settlement price of each strategy commodity on such date, subject to the adjustment due to a market disruption event as described in the previous paragraph

Discontinuance or modification of the strategy: the procedures described under “General Terms of the Index-Linked Notes — Discontinuance or Modification of an Index” on page S-36 of the accompanying prospectus supplement no. 634 will not apply to your notes; instead, the following procedures will apply for your notes:

if the strategy sponsor discontinues publication of the strategy and the strategy sponsor or anyone else publishes a substitute strategy that the calculation agent determines is comparable to the strategy, then the calculation agent will determine the amount payable on the stated maturity date by reference to the substitute strategy; we refer to any substitute strategy approved by the calculation agent as a successor strategy;

if the calculation agent determines that the publication of the strategy is discontinued and there is no successor strategy, or that the level of the strategy is not available on the determination date (after postponement to the last possible day) because of a market disruption event, a non-trading day or for any other reason, the calculation agent will determine the amount payable on the stated maturity date, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the strategy;

if the calculation agent determines that the strategy, the strategy commodities or the method of calculating the strategy is fundamentally changed at any time in any respect—including any addition, deletion or substitution and any reweighting or rebalancing of the strategy commodities, and whether the change is made by the strategy sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor strategy, is due to events affecting one or more of the strategy commodities, or is due to any other reason—and is not otherwise reflected in the level of the strategy by the strategy sponsor pursuant to the strategy methodology described under “The Strategy” below, then the calculation agent will be permitted (but not required) to make such adjustments in the strategy or the method of its calculation as it believes are appropriate to ensure that the final strategy level used to determine the amount payable on the stated maturity date, is equitable; all determinations and adjustments to be made by the calculation agent with respect to the strategy may be made by the calculation agent in its sole discretion in accordance with the then-current strategy methodology or the strategy methodology previously in effect which the calculation agent deems fairly reflect the level of the strategy; the calculation agent is not obligated to make any such adjustments

Use of proceeds and hedging: as described under “Use of Proceeds and Hedging” on page S-42 of the accompanying prospectus supplement no. 634

ERISA: as described under “Employee Retirement Income Security Act” on page S-48 of the accompanying prospectus supplement no. 634

Supplemental plan of distribution: as described under “Supplemental Plan of Distribution” on page S-49 of the accompanying prospectus supplement no. 634; Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement; The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $531,200.

HYPOTHETICAL EXAMPLES

        The following table is provided for purposes of illustration only. It should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical strategy levels on the determination date could have on the payment amount at maturity assuming all other variables remain constant.

        The examples below are based on strategy levels that are entirely hypothetical; no one can predict what the strategy level will be on any day throughout the life of your notes, and no one can predict what the final strategy level will be on the determination date. The strategy would have been highly volatile — meaning that the strategy level would have changed substantially in relatively short periods — in the past, if the strategy levels were calculated based on the historical prices of the strategy commodities in accordance with the strategy methodology described below, and its performance cannot be predicted for any future period.

        The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates and the volatility of the strategy. In addition, assuming no changes in market conditions or any other relevant factors, the value of your notes on the date of this pricing supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the issue price. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — Assuming No Changes in Market Conditions or any Other Relevant Factors, the Market Value of Your Notes on the Date of any Applicable Pricing Supplement (as Determined By Reference to Pricing Models Used by Goldman, Sachs & Co.) Will Be Significantly Less Than the Issue Price” on page S-19 of the accompanying prospectus supplement no. 634. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Participation rate	235%
No market disruption event occurs
No change in or affecting any of the strategy commodities or the method by which the strategy sponsor calculates the strategy
Notes purchased on original issue date and held to the stated maturity date

        For these reasons, the actual performance of the strategy over the life of the notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the hypothetical levels of the strategy shown elsewhere in this pricing supplement. For information about the hypothetical levels of the strategy during recent periods, see “The Strategy — Hypothetical Historical High, Low and Closing Levels of the Strategy” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the strategy between the date of this pricing supplement and the date of your purchase of the offered notes.

        Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the strategy commodities.

        The levels in the left column of the table below represent hypothetical strategy returns and are expressed as percentages. The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical strategy returns, assuming a participation rate of 235%, and are expressed as percentages of the face amount of a note. Thus, a hypothetical payment amount of 100% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100% of the face amount of a note, based on the corresponding hypothetical strategy return and the assumptions noted below.

Hypothetical Strategy Return	Hypothetical Payment Amount as Percentage of Face Amount
50.00%	217.5%
30.00%	170.5%
20.00%	147.0%
10.00%	123.5%
5.00%	111.75%
0.00%	100.00%
-25.00%	100.00%
-50.00%	100.00%
-75.00%	100.00%
-100.00%	100.00%

        If, for example, the strategy return were determined to be -25%, the payment amount that we would deliver on your notes at maturity would be 100% of the face amount for each of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date and held it to the stated maturity date, you will not be paid any supplemental amount.

        The payment amounts shown above are entirely hypothetical; they are based on market prices for the strategy commodities that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payment amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-21 of the accompanying prospectus supplement no. 634.

We cannot predict the actual final strategy level on the determination date and the strategy return, or the market value of your notes, nor can we predict the relationship between the strategy level and the market value of your notes at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive at maturity, and the rate of return on the offered notes will depend on the actual final strategy level, determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount in cash to be paid in respect of your notes on the stated maturity date may be very different from the information reflected in the tables above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated December 5, 2006, and “Additional Risk Factors Specific to Your Notes” in the accompanying prospectus supplement no. 634. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the strategy commodities, i.e., the commodity contracts comprising the strategy to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

Your Notes Do Not Bear Interest

        You will not receive any interest payments on your notes. As a result, even if the amount payable for each of your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-strategy-linked debt security of comparable maturity that bears interest at a prevailing market rate.

The Payment Amount on Your Notes Will Not Be Affected by the Closing Level of the Strategy on Any Date Other Than the Determination Date

        The supplemental amount that may be paid on your notes will be determined based on the closing level of the strategy on the determination date. Although the actual closing level of the strategy on the stated maturity date or at other times during the life of your notes may be higher than the final strategy level, you will not benefit from the closing level of the strategy at any time other than on the determination date.

If the Levels of the Strategy Change, the Market Value of Your Notes May Not Change in the Same Manner

        Your notes may trade quite differently from the performance of the strategy. Changes in the levels of the strategy may not result in a comparable change in the market value of your notes. We discuss some of the reasons for this disparity under “Additional Risk Factors Specific to Your Notes—The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-21 of the accompanying prospectus supplement no. 634.

As Calculation Agent, Goldman Sachs International Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes and the Amount You May Receive On the Stated Maturity Date

        As calculation agent for your notes, Goldman Sachs International will make all determinations regarding the final strategy level; the strategy return; market disruption events; the determination date; the stated maturity date; the default amount; the supplemental amount and the amount payable on your notes. The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of the strategy. The exercise of this discretion by Goldman Sachs International could adversely affect the value of your notes and may present Goldman Sachs International with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts of Interest Between Your Interests in the Notes and Us” on page S-24 of the accompanying prospectus supplement no. 634. We may change the calculation agent at any time without notice and Goldman Sachs International may resign as calculation agent at any time upon 60 days’ written notice to The Goldman Sachs Group, Inc.

The Strategy May in the Future Include Commodity Contracts That Are Not Traded On Regulated Exchanges

        The strategy was originally based solely on commodity contracts traded on regulated exchanges (referred to in the United States as “designated contract markets”). At present, the strategy continues to be comprised exclusively of regulated commodity contracts. In the event where one or more strategy commodities are no longer included in the strategy and the index sponsor exercises its discretion to add one or more commodity contracts as described under “The Strategy” below, however, the strategy may in the future include over-the-counter contracts

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(such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act, as amended, or other applicable statutes and related regulations, that govern trading on regulated exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such contracts in the strategy may be subject to certain risks not presented by most exchange-traded contracts, including risks related to the liquidity and price histories of the relevant contracts.

The Strategy has a Limited Strategy Level History

        The payment amount, if any, for each of your notes is linked to the performance of the strategy, which was created in April 2007. Because the strategy has no strategy level history prior to that date, limited historical strategy level information will be available for you to consider in making an independent investigation of the strategy performance, which may make it difficult for you to make an informed decision with respect to an investment in the offered notes.

Although the Strategy Includes the Same Commodity Contracts That Comprise the Dow Jones-AIG Commodity Index, Its Value and Returns Will Likely Differ from Those of the Dow Jones-AIG Commodity Index

        The strategy has different rules from the Dow Jones-AIG Commodity Index governing the procedure by which expiring positions in certain of the constituent commodity contracts are rolled forward into more distant contract expirations, as explained in “The Strategy” below. Since one component of the value of a commodity contract is the period remaining until its expiration, these differences are likely to produce different values for the strategy and the Dow Jones-AIG Commodity Index at any given time and, therefore, may produce differing returns.

Changes in the Composition and Valuation of the Dow Jones-AIG Commodity Index Strategy May Adversely Affect the Value of Your Notes

        As a general matter, the composition of the Dow Jones-AIG Commodity Index or the modifications the strategy makes to the Dow Jones-AIG Commodity Index will not change over time, unless a strategy commodity is no longer traded in its primary exchange or became ineligible to be included in the strategy for any other reason. In such a case, the index sponsor or strategy sponsor, as applicable may make a number of modifications to the methodology for determining the contracts to be included in the strategy, and for valuing the strategy. Such changes could adversely affect the value of your notes.

        In the event that the strategy sponsor discontinues publication of the strategy, the calculation agent will continue to calculate the strategy during the remaining term of your notes, based on the methodology described under “Summary Information — Key Terms —Discontinuance or modification of the strategy” above.

An Investment In The Offered Notes Is Subject To Risks Associated With Foreign Commodities Markets

        The strategy consists of commodity contracts on 19 physical commodities, three of which are traded on the London Metal Exchange (LME). You should be aware that investments in securities linked to the value of foreign commodity contracts involve particular risks.

        The strategy will include commodity contracts on foreign trading facilities that are less regulated than U.S. markets and are subject to risks that do not always apply to U.S. markets. The strategy will include contracts on physical commodities on trading facilities located outside the United States. The Dow Jones-AIG Commodity Index Oversight Committee currently has not established any limits on the percentages of the commodities, by weight, traded on a non-U.S. trading facility that can be included in the strategy; historically, such percentages have not exceeded 20%. The regulations of the CFTC do not apply to trading on foreign trading facilities, and trading on foreign trading facilities may involve different and greater risks than trading on United States trading facilities. Certain

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foreign markets may be more susceptible to disruption than United States trading facilities due to the lack of a government-regulated clearinghouse system. Trading on foreign trading facilities also involves certain other risks that are not applicable to trading on United States trading facilities. Those risks include: exchange rate risk relative to the U.S. dollar, exchange controls, expropriation, burdensome or confiscatory taxation, and moratoriums, and political or diplomatic events. It will also likely be more costly and difficult for Dow Jones, AIGI and the Dow Jones-AIG Commodity Index Oversight Committee to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the commodity contracts included in the strategy. In addition, because foreign trading facilities may be open on days when the level of the strategy is not published, the value of the commodities underlying the strategy may change on days when the strategy level is unavailable.

Commodity Prices As Well As the Commodity Contracts Included in the Strategy, May Change Unpredictably, Affecting the Value of Your Notes in Unforeseeable Ways

        Commodity prices as well as the commodity contracts included in the strategy, are affected by a variety of factors, including weather, governmental programs and policies, national and international political, military, terrorist and economic events, changes in interest and exchange rates and trading activities in commodities and related contracts. These factors may affect the level of the strategy and the value of your notes in varying ways, and different factors may cause the value of different strategy commodities and the volatilities of their prices, to move in inconsistent directions and at inconsistent rates.

Your Notes Are Indexed to a Strategy That Reflects Excess Return, Not Total Return

        The return on your notes is indexed to the strategy, which, as discussed below, reflects the returns that are potentially available through a leveraged investment in commodity contracts included in the strategy. It is not, however, linked to a “total return” index or strategy which, in addition to reflecting those returns, would also reflect interest that could be earned on funds committed to the trading of the underlying commodity contracts. The return on your notes will not include such a total return feature or interest component.

Goldman, Sachs & Co., in Its Capacity as Strategy Sponsor, and Dow Jones, in Its Capacity as Index Sponsor, Will Have the Authority to Make Determinations That Could Materially Affect Your Notes in Various Ways And Create Conflicts of Interest

        As further described under “The Strategy”, the strategy sponsor is responsible for the calculation and maintenance of the Enhanced Strategy on the Dow Jones-AIG Commodity Index and the index sponsor is responsible for the calculation and maintenance of the Dow Jones-AIG Commodity Index. The judgments that strategy sponsor or the index sponsor makes in connection with the calculation and maintenance of the Strategy on the Dow Jones-AIG Commodity Index or the Dow Jones-AIG Commodity Index, as applicable, could affect both the market value of your notes and the amount payable on your notes on the stated maturity date. See “The Strategy” for additional details on the role of Goldman, Sachs & Co. as strategy sponsor and Dow Jones as index sponsor.

        Goldman, Sachs & Co., in its capacity as the strategy sponsor, and Dow Jones, in its capacity as the index sponsor, have no obligation to take your interests into consideration for any reason. Goldman, Sachs & Co. may decide to discontinue calculating and publishing the Enhanced Strategy on the Dow Jones-AIG Commodity Index and Dow Jones may decide to discontinue calculating and publishing the Dow Jones-AIG Commodity Index, which would mean that Goldman Sachs International, as calculation agent, would have the discretion to make determinations with respect to the level of Enhanced Strategy on the Dow Jones-AIG Commodity Index for purposes of calculating the final strategy level.

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The Calculation Agent Can Postpone the Determination Date and the Stated Maturity Date If a Market Disruption Event Or a Non-Trading Day Occurs

        If the calculation agent determines that, on the determination, a market disruption event has occurred or is continuing or that day is not a trading day, the determination date will be postponed until the first trading day on which no market disruption event occurs or is continuing and, in any event, not more than five business days. As a result, if the determination date is so postponed, the stated maturity date for your notes will also be postponed, although not by more than five business days. Thus, when the determination date is so postponed, you may not receive the cash payment, if any, that we are obligated to deliver on the stated maturity date until several days after the originally scheduled stated maturity date. Moreover, if the determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the determination date. If the determination date is postponed due to a market disruption event, the calculation agent will determine the final strategy level or based on the procedures described under “Consequences of a market disruption event or a non-trading day” above. In addition, if the calculation agent determines that the strategy level or any settlement price that must be used to determine the final strategy level is not available on the determination date for any other reason, then the calculation agent will determine the final strategy level based on its assessment, made in its sole discretion, of the level of the strategy or relevant settlement price on that day.

Certain Aspects of the Tax Treatment of Your Notes Are Uncertain

        The notes should be treated as debt instruments subject to special rules governing contingent payment debt obligations for United States federal income tax purposes, and the discussion below assumes the notes will be so treated. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the notes will be taxed as ordinary interest income. If you are a secondary purchaser of the notes, the tax consequences to you may be different. In addition, there are other possible alternative tax treatments. Please read carefully the section called “Supplemental Discussion of Federal Income Tax Consequences” below, and the section called “United States Federal Taxation” in the accompanying prospectus supplement no. 634 for a description of the tax consequences of owning your notes, including certain alternative tax treatment.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement no. 634 called “United States Federal Taxation.”

        You are urged to consult your own tax advisors regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Certain Considerations For Insurance Companies and Employee Benefit Plans

        Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the strategy-linked notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the strategy-linked notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the strategy-linked notes. This is discussed in more detail under “Employee Retirement Income Security Act” on page S-48 of the accompanying prospectus supplement no. 634.

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THE STRATEGY

        The strategy sponsor has no obligation to continue to publish, and may discontinue publication of, the strategy. The consequences of the strategy sponsor discontinuing or modifying the strategy are described in “Discontinuance or modification of the strategy” under “Summary Information” above.

        The Dow Jones-AIG Commodity Index is a proprietary index that Dow Jones and AIG-FP developed and that Dow Jones, in conjunction with AIG-FP, calculates. The index is not owned, endorsed, or approved by or associated with Goldman Sachs & Co. or its affiliated companies. You, as an investor in your notes, should make your own investigation into the index.

        Neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the Dow Jones — AIG Commodity Index or the index sponsor.

Enhanced Strategy on the Dow Jones-AIG Commodity Index

        The strategy reflects the returns that are potentially available through an investment in the same commodity contracts as are included in the Dow Jones-AIG Commodity Index, calculated on a basis similar to the Dow Jones-AIG Commodity Index, but modified to apply certain dynamic and seasonal rolling rules as discussed below.

        In order to gain exposure to the longer end of the curve when the front end is in contango, the strategy changes the standard rolling rules for the WTI crude oil contracts included in the Dow Jones-AIG Commodity Index.

        Three business days before the first day of the standard monthly Dow Jones-AIG Commodity Index roll period (the 5-9th business day of the month) the strategy applies the following dynamic rolling rule when determining to which new expiration a WTI crude oil contract is rolled:

•	If the percentage contango (i.e. the price difference) between the 1st and 2nd nearby WTI crude oil contracts is less than 0.50% (relative to the first nearby contract’s price), then the strategy rolls into the 2nd nearby contract expiration. Otherwise the WTI crude oil contract rolls into the 6th nearby contract expiration.

        By utilizing this dynamic rolling rule, the percentage contango between a WTI crude oil contract and the WTI crude oil contract to which such first contract is rolled may be reduced.

        In the event that the dynamic rolling procedure set forth above occurs and the contract expiration that would otherwise have been the 6th nearby contract expiration is no longer listed for trading or is otherwise unavailable for trading, the procedure shall revert to the standard Dow Jones-AIG Commodity Index procedure for rolling prior to the making of the adjustments set forth above, provided that if, in the reasonable judgment of the calculation agent, it is not practicable to revert to the standard Dow Jones-AIG Commodity Index procedure, or reverting to such procedure would not preserve for the parties the economics of the notes, the calculation agent may determine and utilize another methodology for effecting the rolling of the WTI crude oil contracts that, in the reasonable judgment of the calculation agent, is reasonably designed to preserve such economics.

        In addition, the strategy modifies the rules for rolling six other commodity contracts to reflect the seasonal supply and demand for the underlying commodity. Accordingly, the Heating Oil contract is rolled only to the December contract, the Natural Gas contract is rolled only to the January contract, the Chicago Wheat contract is rolled only to the September or December contract, the Corn contract is rolled only to the July contract annually in May, the Lean Hogs contract is rolled only to the April or August contract and the Live Cattle contract is rolled only to the April or October contract. Utilizing these seasonal rolling rules is intended to reduce the adverse effect of seasonal supply and demand on the market for the underlying physical commodities and thus on the level of the strategy.

Hypothetical Historical Closing Levels of the Strategy

        The table set forth below illustrates how the strategy would have performed since January 16, 2005.

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        The strategy has been calculated since April 2007. Accordingly, while the hypothetical performance table set forth below is based on the selection criteria and methodology described herein, the strategy was not actually calculated and published prior to that time. The value of the strategy has been normalized such that its hypothetical level on January 1, 1995 was 100.

        The hypothetical historical performance reflected in the table set forth below is based on the strategy criteria identified above and on actual price movements in the relevant markets on the relevant date. We cannot assure you, however, that this performance will be replicated in the future or that the hypothetical closing levels of the strategy will serve as a reliable indicator of its future performance.

Hypothetical Historical High, Low and Final Closing Levels of the Strategy

	High	Low	Last
2005
Quarter ended March 31	235.4387	202.2483	232.7215
Quarter ended June 30	236.3408	215.2464	226.8856
Quarter ended September 30	264.0431	226.8856	263.5639
Quarter ended December 31	267.3482	243.5574	255.5965
2006
Quarter ended March 31	281.4216	261.6403	273.5978
Quarter ended June 30	314.5987	274.1047	293.4367
Quarter ended September 30	303.8183	267.8989	273.3859
Quarter ended December 31	301.3410	267.5444	289.7979
2007
Quarter ended March 31	301.4400	273.0823	300.7377
Quarter ended June 30	311.8639	298.8386	301.1784
Quarter ended September 30	319.5234	286.8002	317.5416
Quarter ending on December 31 (through December 19, 2007)	330.2251	307.1760	322.2862

The Dow Jones-AIG Commodity Index

        The Dow Jones-AIG Commodity Index reflects the excess returns that are potentially available through a leveraged investment in the commodity contracts on physical commodities comprising the Dow Jones-AIG Commodity Index. The value of the Dow Jones-AIG Commodity Index is computed on the basis of hypothetical investments in the basket of commodities that make up the Dow Jones-AIG Commodity Index.

Overview

        The Dow Jones-AIG Commodity Index was introduced in July 1998 to provide a unique, diversified and liquid benchmark for commodities as an asset class. The Dow Jones-AIG Commodity Index currently is composed of the prices of nineteen exchange-traded futures contracts on physical commodities. An exchange-traded commodity contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. The commodities included in the Dow Jones-AIG Commodity Index for 2007 are: aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc. Futures contracts on the Dow Jones- AIG Commodity Index are currently listed for trading on the Chicago Board of Trade (“CBOT”).

        The Dow Jones-AIG Commodity Index is a proprietary index that Dow Jones and AIG-FP

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developed and that Dow Jones, in conjunction with AIG-FP, calculates. The methodology for determining the composition and weighting of the Dow Jones-AIG Commodity Index and for calculating its value is subject to modification by Dow Jones and AIG-FP at any time.

        The Dow Jones-AIG Commodity Index Committee. Dow Jones and AIG-FP have established the Dow Jones-AIG Commodity Index Committee (which we refer to as the “DJAIGCI committee”) to assist them in connection with the operation of the Dow Jones-AIG Commodity Index. The DJAIGCI committee includes prominent members of the financial, academic and legal communities and meets annually to consider any changes to be made to the Dow Jones-AIG Commodity Index for the coming year. The DJAIGCI committee may also meet at such other times as may be necessary.

        As described in more detail below, the Dow Jones-AIG Commodity Index is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the Dow Jones-AIG Commodity Index are determined each year in June by AIG-FP. Following the DJAIGCI committee’s annual meeting in June or July, the annual weightings are publicly announced in July.

        Set forth below is a summary of the composition of, and the methodology used to calculate, the Dow Jones-AIG Commodity Index as of the date of this pricing supplement. The methodology for determining the composition and weighting of the Dow Jones-AIG Commodity Index and for calculating its value is subject to modification in a manner consistent with the purposes of the Dow Jones-AIG Commodity Index, as described below. Dow Jones and AIG-FP make the official determination of the composition and weighting of the Dow Jones-AIG Commodity Index and the calculation of its value.

        Goldman, Sachs & Co., and certain of its affiliates will trade the contracts comprising the Dow Jones-AIG Commodity Index, as well as the underlying commodities and other derivative instruments thereon, for their proprietary accounts and other accounts under their management. Goldman, Sachs & Co., and certain of its affiliates may underwrite or issue other securities or financial instruments linked to the Dow Jones-AIG Commodity Index and related indices. These activities could present certain conflicts of interest and could adversely affect the value of the Dow Jones-AIG Commodity Index and the strategy. There may be conflicts of interest between you and Goldman, Sachs & Co. See “Risk Factors — Trading And Other Transactions by Goldman Sachs in Instruments Linked to the Applicable Index or Basket of Indices, the Currencies They Are Denominated in or the Index Stocks or Index Commodities Underlying the Applicable Index or Basket of Indices, as Applicable, May Impair the Value of Your Notes” and “— Our Business Activities May Create Conflicts of Interest Between Your Interests in the Notes and Us” in the accompanying prospectus supplement no. 634.

Composition of the Dow Jones-AIG Commodity Index

        Commodities Available For Inclusion in the Dow Jones-AIG Commodity Index. With the exception of several metals contracts (aluminum, lead, tin, nickel and zinc) that trade on the London Metal Exchange (“LME”), each of the commodities with the potential for inclusion in the Dow Jones-AIG Commodity Index is the subject of a commodity contract that trades on a U.S. exchange.

        The 23 potential commodities currently are aluminum, cocoa, coffee, copper, corn, cotton, crude oil, gold, heating oil, lead, live cattle, hogs, natural gas, nickel, platinum, silver, soybeans, soybean oil, sugar, tin, unleaded gasoline, wheat and zinc.

        The 19 commodities underlying the Dow Jones-AIG Commodity Index selected for 2007 are aluminum, coffee, copper, corn, cotton, crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat and zinc.

        Designated Contracts for Each Commodity. A commodity contract known as a “designated contract” is selected for each commodity. With the exception of several LME contracts, where the DJAIGCI committee believes that there exists more than one commodity contract with sufficient liquidity to be chosen as a designated contract for a commodity, the DJAIGCI committee selects the commodity contract that is traded in North America and denominated in dollars. If more than one such contract exists, the DJAIGCI committee selects the most actively traded contract. Data

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concerning this designated contract will be used to calculate the Dow Jones-AIG Commodity Index. The termination or replacement of a commodity contract on an established exchange occurs infrequently; if a designated contract were to be terminated or replaced, a comparable commodity contract would be selected, if available, to replace the designated contract.

        The designated contracts for the commodities included in the Dow Jones-AIG Commodity Index as of January 2007 are as follows:

Commodity	Designated Contract	Trading Facility	Targeted Weighting (%)**
Aluminum	High Grade Primary Aluminum	LME	6.8038
Coffee	Coffee “C”	CSCE	3.0217
Copper*	High Grade Cooper	COMEX	6.1878
Corn	Corn	CBOT	5.6271
Cotton	Cotton	NYCE	3.1461
Crude Oil	Light, Sweet Crude Oil	NYMEX	12.7236
Gold	Gold	COMEX	6.8259
Heating Oil	Heating Oil	NYMEX	3.7892
Lean Hogs	Lean Hogs	CME	3.0135
Live Cattle	Live Cattle	CME	6.1414
Natural Gas	Henry Hub Natural Gas	NYMEX	12.5462
Nickel	Primary Nickel	LME	2.7151
RBOB Gasoline	Reformulated Gasoline Blendstock for Oxygen Blending	NYMEX	3.9409
Silver	Silver	COMEX	2.2881
Soybean	Soybeans	CBOT	7.7478
Soybean Oil	Soybean Oil	CBOT	2.8456
Sugar	World Sugar No. 11	CSCE	3.1222
Wheat	Wheat	CBOT	4.7155
Zinc	Special High Grade Zinc	LME	2.7981
* The Dow Jones-AIG Commodity Index uses the High Grade Copper contract traded on the COMEX division of the New York Mercantile Exchange for copper contract prices and LME volume data in determining the weighting for the Dow Jones-AIG Commodity Index.

** The column in the above table titled “Target Weighting” reflects the target weightings as of January 2007 of the 19 commodities currently included in the Dow Jones-AIG Commodity Index.

        In addition to the commodities set forth in the above table, lead, platinum and tin also are considered for inclusion in the Dow Jones-AIG Commodity Index.

        The composition of the Dow Jones-AIG Commodity Index is recalculated by AIG-FP in June of each year, under the supervision of the DJAIGCI committee, taking into account the relative liquidity and production percentages for each commodity designated for potential inclusion in the Dow Jones-AIG Commodity Index.

        Commodity Groups. For purposes of applying the diversification rules discussed above and below, the commodities available for inclusion in the Dow Jones-AIG Commodity Index are assigned to “commodity groups”. The commodity groups, and the commodities

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currently included in each commodity group, are as follows:

Commodity Group	Commodity
Energy:	Crude Oil Heating Oil Natural Gas Unleaded Gasoline

Precious Metals:	Gold Platinum Silver

Industrial Metals:	Aluminum Copper Lead Nickel Tin Zinc

Livestock:	Live Cattle Lean Hogs

Grains:	Corn Soybeans Soybean Oil Wheat

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Commodity Group	Commodity
Softs:	Cocoa Coffee Cotton

Annual Reweighting and Rebalancings of the Dow Jones-AIG Commodity Index

        The Dow Jones-AIG Commodity Index is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings for the Dow Jones-AIG Commodity Index are determined each year in June by AIG-FP under the supervision of the DJAIGCI committee, announced in July and implemented the following January.

        Determination of Relative Weightings. The relative weightings of the component commodities included in the Dow Jones-AIG Commodity Index are determined annually according to both liquidity and dollar-adjusted production data in 2/3 and 1/3 shares, respectively. Each June, for each commodity designated for potential inclusion in the Dow Jones-AIG Commodity Index, liquidity is measured by the commodity liquidity percentage (which we refer to as the “CLP”) and production by the commodity production percentage (which we refer to as the “CPP”). The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic dollar value of the designated contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the Dow Jones-AIG Commodity Index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic dollar value of the designated contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the Dow Jones-AIG Commodity Index. The CLP and the CPP are then combined (using a ratio of 2:1) to establish the commodity index percentage (which we refer to as the “CIP”) for each commodity. This CIP is then adjusted in accordance with certain diversification rules in order to determine the index commodities included in the Dow Jones-AIG Commodity Index and their respective percentage weights.

        The Dow Jones-AIG Commodity Index is designed to provide diversified exposure to commodities as an asset class. To ensure that no single commodity or commodity sector dominates the Dow Jones-AIG Commodity Index, the following diversification rules are applied to the annual reweighting and rebalancing of the Dow Jones-AIG Commodity Index as of January of the applicable year:

•	No related group of commodities designated as a “commodity group” (e.g. energy, precious metals, livestock, or grains) may constitute more than 33% of the Dow Jones-AIG Commodity Index.
•	No single commodity may constitute more than 15% of the Dow Jones-AIG Commodity Index.
•	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the Dow Jones-AIG Commodity Index.
•	No single commodity that is in the Dow Jones-AIG Commodity Index may constitute less than 2% of the Dow Jones-AIG Commodity Index.

Following the annual reweighting and rebalancing of the Dow Jones-AIG Commodity Index in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

Commodity Index Multipliers. Following application of the diversification rules discussed above, CIPs are incorporated into the Dow Jones-AIG Commodity Index by calculating the new unit weights for each index commodity. Towards the beginning of each new calendar

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year (which we refer to as the “CIM determination date”), the CIPs, along with the settlement values on that date for designated contracts included in the Dow Jones-AIG Commodity Index, are used to determine a commodity index multiplier (which we refer to as the “CIM”) for each index commodity. This CIM is used to achieve the percentage weightings of the index commodities, in dollar terms, indicated by their respective CIPs. After the CIMs are calculated, they remain fixed throughout the year. As a result, the observed price percentage of each index commodity will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Calculations

        The Dow Jones-AIG Commodity Index is calculated by Dow Jones, in conjunction with AIG-FP, by applying the impact of the changes to the futures prices of commodities included in the Dow Jones-AIG Commodity Index (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the Dow Jones-AIG Commodity Index is a mathematical process whereby the CIMs for the index commodities are multiplied by the prices in U.S. dollars for the applicable designated contracts. These products are then summed. The percentage change in this sum is then applied to the prior Dow Jones-AIG Commodity Index value to calculate the current Dow Jones-AIG Commodity Index value.

        The Dow Jones-AIG Commodity Index Is a Rolling Index. The Dow Jones-AIG Commodity Index is composed of contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity contracts normally specify a certain date for the delivery of the underlying physical commodity. In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically contracts on physical commodities specifying delivery on a nearby date must be sold and contracts on physical commodities that have not yet reached the delivery period must be purchased. The rollover for each contract occurs over a period of five Dow Jones-AIG Commodity Index Business Days each month according to a pre-determined schedule. This process is known as “rolling” a futures position. The Dow Jones-AIG Commodity Index is, therefore, a “rolling index”.

        Index Calculation Disruption Events. From time to time, disruptions can occur in trading futures contracts on various commodity exchanges. The daily calculation of the Dow Jones-AIG Commodity Index will be adjusted in the event that AIG-FP determines that any of the following Dow Jones-AIG Commodity Index calculation disruption events exists:

•	termination or suspension of, or material limitation or disruption in the trading of any commodity contract used in the calculation of the Dow Jones-AIG Commodity Index on that day,
•	the settlement value of any commodity contract used in the calculation of the Dow Jones-AIG Commodity Index reflects the maximum permitted price change from the previous day’s settlement value,
•	the failure of an exchange to publish official settlement values for any commodity contract used in the calculation of the Dow Jones-AIG Commodity Index, or
•	with respect to any commodity contract used in the calculation of the Dow Jones-AIG Commodity Index that trades on the LME, a business day on which the LME is not open for trading.

License

        The offered notes are not sponsored, endorsed, sold or promoted by Dow Jones & Company, Inc. (“Dow Jones”), American International Group, Inc. (“American International Group”), AIG International Inc. (“AIGI”) or any of their subsidiaries or affiliates. None of Dow Jones, American International Group, AIGI or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the offered notes or any member of the public regarding the advisability of investing in securities or commodities generally or in the offered notes particularly. The only relationship of Dow Jones, American International Group, AIGI or any of their subsidiaries or affiliates to The Goldman Sachs Group, Inc. is the licensing of certain trademarks, trade names and service marks and of the DJ-AIGCISM, which is determined, composed and calculated by Dow Jones in conjunction with AIGI without regard to The Goldman Sachs Group, Inc. or the offered notes. Dow Jones and AIGI have no obligation to take the needs of The

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Goldman Sachs Group, Inc. or the owners of the offered notes into consideration in determining, composing or calculating DJ-AIGCISM. None of Dow Jones, American International Group, AIGI or any of their subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the offered notes to be issued or in the determination or calculation of the equation by which the offered notes are to be converted into cash. None of Dow Jones, American International Group, AIGI or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to offered notes customers, in connection with the administration, marketing or trading of the offered notes. Notwithstanding the foregoing, AIGI, American International Group and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the offered notes currently being issued by The Goldman Sachs Group, Inc., but which may be similar to and competitive with the offered notes. In addition, American International Group, AIGI and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones-AIG Commodity IndexSM and Dow Jones-AIG Commodity Index Total ReturnSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Dow Jones-AIG Commodity IndexSM, and offered notes.

        This pricing supplement relates only to offered notes and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones-AIG Commodity IndexSM components. Purchasers of the offered notes should not conclude that the inclusion of a commodity contract in the Dow Jones-AIG Commodity IndexSM is any form of investment recommendation of the commodity contract or the underlying exchange-traded physical commodity by Dow Jones, American International Group, AIGI or any of their subsidiaries or affiliates. The information in this pricing supplement regarding the Dow Jones-AIG Commodity IndexSM components has been derived solely from publicly available documents. None of Dow Jones, American International Group, AIGI or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones-AIG Commodity IndexSM components in connection with the offered notes. None of Dow Jones, American International Group, AIGI or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones-AIG Commodity IndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

        NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-AIG COMMODITY INDEXSM OR ANY DATA INCLUDED THEREIN AND NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE GOLDMAN SACHS GROUP, INC., OWNERS OF THE OFFERED NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-AIG COMMODITY INDEXSM OR ANY DATA INCLUDED THEREIN. NONE OF DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND EACH EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-AIG COMMODITY INDEXSM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, AMERICAN INTERNATIONAL GROUP, AIGI OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR

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ARRANGEMENTS AMONG DOW JONES, AIGI AND THE GOLDMAN SACHS GROUP, INC., OTHER THAN AMERICAN INTERNATIONAL GROUP.

S-20

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

        The notes should be treated as a single debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes, as described in the section “United States Federal Taxation” in the accompanying prospectus supplement. Except as otherwise noted below, the discussion in the section assumes the notes will be so treated.

        These rules will generally have the effect of requiring you to include amounts in income in respect of your notes prior to your receipt of cash attributable to such income based on the comparable yield of the notes, regardless of whether any stated interest is payable on the notes. In addition, any gain you recognize upon the sale, exchange, redemption or maturity of your notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and thereafter, capital loss. You should read the discussion under United States Federal Taxation in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the notes.

        We have determined that the comparable yield for the notes is equal to 5.85% per annum, compounded semi-annually, with a projected payment at maturity of $799.99 based on an investment of $1,000. Based on this comparable yield, if you are an initial holder that holds a note until maturity and you pay your taxes on a calendar year basis, you would be required to report the following amounts as ordinary income from the note each year:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 note)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 note) as of End of Accrual Period

December 28, 2007 through January 1, 2008	$0.4875	$ 0.4875

January 1, 2008 through December 28, 2008	$59.3845	$ 59.8720

January 1, 2009 through December 28, 2009	$62.9093	$122.7813

January 1, 2010 through December 28, 2010	$66.6433	$189.4246

January 1, 2011 through December 28, 2011	$70.5590	$260.0236

January 1, 2012 through December 28, 2012	$74.7894	$334.8130

January 1, 2013 through December 28, 2013	$79.2286	$414.0416

January 1, 2014 through December 28, 2014	$83.9312	$497.9728

January 1, 2015 through December 28, 2015	$88.9130	$586.8858

January 1, 2016 through December 28, 2016	$94.1905	$681.0763

January 1, 2017 through December 28, 2017	$98.9315	$779.9898

        The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments with respect to your notes.

        If you are a United States Alien Holder, please see “United States Federal Taxation — United States Alien Holders” in the accompanying prospectus supplement.

        Alternatively, it is possible that you would be required to recognize gain or loss in respect of your notes each time a commodity contract

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underlying the strategy is rolled, or each time there is a change to the index or to the strategy. You should consult your own tax advisor on the tax consequences of such alternative treatment. You should also consult your tax advisor concerning the U.S. federal income tax, and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

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        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this pricing supplement. You must not rely on any unauthorized information or representations. This pricing supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement is current only as of its date.

TABLE OF CONTENTS
Pricing Supplement

Page
Summary Information	S-2
Hypothetical Examples	S-6
Additional Risk Factors Specific to Your Notes	S-8
The Strategy	S-12
Supplemental Discussion of Federal Income Tax Consequences	S-21

Prospectus Supplement No. 634 dated June 1, 2007

Summary Information	S-3
Hypothetical Returns on your Note	S-9
Additional Risk Factors Specific to Your Notes	S-19
General Terms of The Index-linked notes	S-29
Use of Proceeds and Hedging	S-42
United States Federal Taxation	S-44
Employee Retirement Income Security Act	S-48
Supplemental Plan of Distribution	S-49
The Indices	A-1
Dow Jones Euro STOXX 50® Index	A-1
Dow Jones Industrial AverageSM	A-5
FTSE™ 100 Index	A-13
S&P GSCI Commodity Index	A-16
S&P GSCI Commodity Total Return Index	A-21
Hang Seng® Index	A-28
MSCI EAFE Index®	A-30
MSCI Taiwan IndexSM	A-34
NASDAQ-100 Index®	A-36
Nikkei 225 Index	A-40
PHLX Housing SectorSM Index	A-43
PHLX Oil Service SectorSM Index	A-47
Russell 2000® Index	A-48
S&P 500® Index	A-52
TOPIX® Index	A-55

Prospectus Supplement dated December 5, 2006

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-20
Employee Retirement Income Security Act	S-20
Supplemental Plan of Distribution	S-21
Validity of the Notes	S-23

Prospectus dated December 5, 2006

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	31
Description of Purchase Contracts We May Offer	47
Description of Units We May Offer	52
Description of Preferred Stock We May Offer	57
The Issuer Trusts	66
Description of Capital Securities and Related Instruments	66
Description of Capital Stock of The Goldman Sachs Group, Inc.	88
Legal Ownership and Book-Entry Issuance	93
Considerations Relating to Securities Issued in Bearer Form	99
Considerations Relating to Indexed Securities	103
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	106
Considerations Relating to Capital Securities	109
United States Taxation	112
Plan of Distribution	135
Employee Retirement Income Security Act	138
Validity of the Securities	139
Experts	139
Cautionary Statement Pursuant to the Private Litigation Reform Act of 1995	140

$100,000,000

The Goldman Sachs Group, Inc.

Strategy-Linked Notes due 2017
(Linked to the Enhanced Strategy on the Dow Jones-AIG Commodity Index)

Medium-Term Notes, Series B

Goldman, Sachs & Co.